EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                   DRYPERS TRIMS `99 OUTLOOK FOR LATIN AMERICA
                       IN RESPONSE TO CURRENCY DEVALUATION

                   DETERGENT OPERATIONS TO BE DISCONTINUED

HOUSTON, TEXAS (February 12, 1999) - Drypers Corporation (NASDAQ: DYPR) announced that it is trimming its 1999 expectations for its Latin American business due to the recent decline of the Brazilian real. Separately, the Company announced that it will take a one-time charge related to the discontinuation of its detergent operations.

      Drypers expects sales from Brazil and Argentina to be lower than planned and cost of goods sold to be higher because of the currency situation, resulting in a reduction in expected 1999 annual earnings, primarily during the first half of 1999, of approximately $0.15 to $0.20 per share on a consolidated basis.

      "All the other aspects of our international and domestic businesses are looking good," said Walter V. Klemp, Chairman and Chief Executive Officer of Drypers. "We continue to see growth in our domestic business, and we expect to announce several major developments in the coming weeks that will expand distribution for our products including our innovative Drypers with Aloe Vera(TM) and Drypers with Germ Guard(TM) product lines. As a result, we continue to expect Drypers to show substantial improvement in earnings in 1999 compared to 1998."

      Discontinuing the detergent operations will result in a one-time charge of approximately $6.5 million in the Company's 1998 results and is not expected to affect 1999 results. The detergent unit will continue to operate on a limited basis, fulfilling customer commitments, while Drypers completes its orderly disposition.

       "We determined that we were unable to rely on the product cost and performance parameters that originally attracted us to the detergent opportunity," said Klemp. "In the final analysis, we believe that we can build shareholder value faster by focusing on our core diaper business."

      Fourth quarter results will be announced February 19, 1999.
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DRYPERS TRIMS LATIN AMERICA ESTIMATE/PAGE 2

ABOUT DRYPERS CORPORATION

      Drypers Corporation, based in Houston, is the "other diaper company" that is changing the world. Drypers manufactures and markets disposable baby diapers and related products under the Drypers(R) brand with exclusive licensing arrangements with the Sesame Street characters and South American TV personality Xuxa. Products are sold through grocery stores and mass merchants throughout the U.S., Latin America and other international markets. Drypers also manufacturers other branded and private label diapers and related products. Drypers is the 1997 winner of the American Marketing Association's "Gold Edison" award for most innovative children's product for its Drypers with Aloe Vera.

      FORWARD LOOKING STATEMENTS: THIS NEWS RELEASE CONTAINS, AND ANY ORAL STATEMENTS MADE BY THE COMPANY CONCERNING THIS RELEASE MAY CONTAIN, FORWARD-LOOKING STATEMENTS THAT INVOLVE ASSUMPTIONS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. SOME OF THE MOST SIGNIFICANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FLUCTUATIONS IN CURRENCY VALUES AND ECONOMIC CONDITIONS IN INTERNATIONAL MARKETS, COMPETITIVE AND OTHER ECONOMIC FACTORS, PRICE CHANGES BY COMPETITORS, CHANGES IN COSTS OF RAW MATERIALS, TIMING OF TECHNOLOGICAL ADVANCES BY THE COMPANY AND ITS COMPETITORS, AND LACK OF ACCEPTANCE BY CONSUMERS OF NEW PRODUCTS.

                                     ###

CONTACT:    Investor   Relations:   Lisa  Tolar  of  Drypers   Corporation  at
            713-869-8693.
            Media Relations: Alice Brink of Vollmer Public Relations at 713-546-2230 x172